UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2004

The Chalone Wine Group, Ltd.

(Exact name of Registrant as Specified in its Charter)

California	0-13406	94-1696731

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 Airpark Road, Napa, California 94558

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 254-4200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On October 30, 2004, The Chalone Wine Group Ltd., a California corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Domaines Barons de Rothschild (Lafite), a société en commandite par actions organized under the laws of France (“DBR”), and Triple Wines, Inc., a California corporation and a wholly owned subsidiary of DBR (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”).

     Under the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company (other than those shares held by DBR) will be converted into the right to receive $11.75 in cash (the “Merger Consideration”). Following consummation of the Merger, the Company will be a wholly owned subsidiary of DBR.

     The Merger Agreement provides, among other things, that the Company may continue to solicit acquisition proposals for the Company from third parties at a higher price than $11.75 per share. In the event an offer is received at a higher price for a purchase of all of the outstanding shares of Company common stock, DBR has agreed to either match the higher priced offer or to vote its shares in favor of the higher priced transaction.

     A special committee of the Company’s board of directors, comprised entirely of directors not affiliated with DBR, was established to evaluate and negotiate the Merger on behalf of the Company’s board of directors and subsequently recommended that the board of directors approve and adopt the Merger Agreement. At a special meeting held on October 30, 2004, the Company’s board of directors approved and adopted the Merger Agreement and approved the Merger.

     Completion of the Merger is subject to the satisfaction of closing conditions set forth in the Merger Agreement, including approval by the affirmative vote of a majority of the outstanding shares of Company common stock (which approval must include the affirmative vote of a majority of the votes cast by the shareholders other than DBR and its affiliates) and the receipt of certain regulatory and other approvals. The Merger is anticipated to close in the first quarter of 2005.

     In connection with the Merger, Constellation Brands, Inc., a Delaware corporation (“Constellation”), and Huneeus Vintners LLC, a Delaware limited liability company (“Huneeus”), have entered into a guaranty in favor of the Company (the “Guaranty”), pursuant to which (and subject to the terms and conditions of which) Constellation and Huneeus have agreed to guaranty the obligation of DBR and Merger Sub to pay the Merger Consideration and payments to holders of in-the-money options for shares of the Company common stock.

     Based solely on review of information contained in filings by DBR with the Securities and Exchange Commission, DBR is the beneficial owner of approximately 49% of the Company’s common stock.

     The foregoing description of the Merger, the Merger Agreement and related transactions and agreements is qualified in its entirety by the terms of the Merger Agreement, which is attached hereto as Exhibit 2.1, the Guaranty, which is attached hereto as Exhibit 2.2, and the press release issued by the Company related thereto, which is attached hereto as Exhibit 99.1, each of which is incorporated by reference herein. A letter from DBR to employees of the Company is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

2.1	Agreement and Plan of Merger, dated October 30, 2004, by and among Domaines Barons de Rothschild (Lafite), Triple Wines, Inc. and the Registrant
2.2	Guaranty, dated October 30, 2004, by Constellation Brands, Inc. and Huneeus Vintners LLC in favor of the Registrant
99.1	Press release issued by the Registrant, dated November 1, 2004
99.2	Letter from Domaines Barons de Rothschild (Lafite) to employees of the Registrant

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Chalone Wine Group, Ltd.
Date: November 1, 2004	By:	/s/ Shawn Conroy Blom
Shawn Conroy Blom
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated October 30, 2004, by and among Domaines Barons de Rothschild (Lafite), Triple Wines, Inc. and the Registrant
2.2	Guaranty, dated October 30, 2004, by Constellation Brands, Inc. and Huneeus Vintners LLC in favor of the Registrant
99.1	Press release issued by the Registrant, dated November 1, 2004
99.2	Letter from Domaines Barons de Rothschild (Lafite) to employees of the Registrant